Exhibit 99

FOR IMMEDIATE RELEASE

Investor and Media Contact: Robert L. Saxton
Alliance Gaming
(702) 270-7600

ALLIANCE GAMING ANNOUNCES AGREEMENT
TO ACQUIRE ADVANCED CASINO SYSTEMS
CORPORATION (ACSC™)

LAS VEGAS, Dec. 20, 2001 — Alliance Gaming Corp. (Nasdaq: ALLY) today announced that its Bally Gaming and Systems subsidiary has entered into an agreement to acquire 100 percent of the stock of Advanced Casino Systems Corporation (ACSC), a full-service technology company providing integrated solutions for software, hardware and other services for the gaming and hospitality industries.

     The ACSC transaction follows the October acquisition by Bally Gaming and Systems of Casino Marketplace Development Corporation, a leading supplier of player marketing, bonusing and promotions software.

     “When completed, this acquisition will add to our formidable lineup of systems products and allows us to further capitalize on the important role systems will play as the slot floor of the future evolves,” said Robert Miodunski, President and Chief Executive Officer of Alliance Gaming. “ACSC is widely respected throughout the industry and its systems products are known as among the best available. Along with our flagship systems product SDS® and the extension of our product line provided by Casino Marketplace, we believe the acquisition of ACSC will take our systems leadership position in the industry to a new level.”

     “Subject to certain bankruptcy proceedings involving Great Bay Casino Corporation, the parent company of ACSC, and other necessary regulatory approvals, this transaction is expected to close late in the third fiscal quarter,” said Robert Saxton, Senior Vice President and Chief Financial Officer of Alliance Gaming. “Upon closing, the combined operations will be immediately accretive to the operating results of Bally Gaming and Systems. The Company will provide more detailed guidance of the acquisition’s positive impact on operating results once the transaction closes.”

     ACSC’s casino, slot and hospitality platform blends field-proven software with the stability of the IBM iSeries 400 (AS/400). ACSC’s customizable package enables casinos to successfully manage slot monitoring, marketing, casino accounting and hotel functions by directly integrating the ACSC platform with Lodging Management System (LMS™), the leading hotel management software system. By combining its Slot Marketing System (SMS™) and Casino Management System (CMS™), ACSC provides a complete solution and creates a paperless “one card does it all” operation.

     ACSC also specializes in support and consulting services for assistance with marketing planning, business intelligence, data warehousing, project management, mailing fulfillment and on-site technology services. The Bally Systems product line offers slot machine cash monitoring, accounting, security and maintenance capabilities, enabling operators to accurately analyze performance and accountability.

     Alliance Gaming is a diversified gaming company with headquarters in Las Vegas. The company is engaged in the design, manufacture, distribution and operation of advanced gaming devices and systems worldwide, is the nation’s largest gaming machine route operator, and operates two casinos. Additional information about the company can be found on the Alliance Gaming web site at www.ally.com.

     This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements. Future operating results may be adversely affected as a result of a number of risks detailed from time to time in the company’s filings with the Securities and Exchange Commission.

– ALLIANCE GAMING CORP. –